Exhibit 23.2



                       Consent of KPMG Peat Marwick LLP


We consent to the use of our reports dated January 20, 1997 on the consolidated financial statements and related schedule of Sealed Air Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996 incorporated by reference in the Joint Proxy Statement/Prospectus constituting part of this registration statement and to the reference to our firm under the heading "Experts" in such Joint Proxy Statement/Prospectus.


 /s/  KPMG Peat Marwick LLP
----------------------------
      KPMG Peat Marwick LLP


Short Hills, New Jersey
February 13, 1998